Exhibit 3.169

CERTIFICATE OF FORMATION

OF

ARAMARK UNIFORM SERVICES (NORTH CAROLINA) LLC

1. The name of the limited liability company (the “Company”) is

ARAMARK Uniform Services (North Carolina) LLC

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose of the Company is to engage in any and all business in which limited liability companies are permitted under the Delaware Limited Liability Company Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this second day of March, 2006.

By:	/s/ Lilly Dorsa
Lilly Dorsa Organizer

State of Delaware Secretary of State Division of Corporations Delivered 07:04 PM 05/23/2007 FILED 06:46 PM 05/23/2007 SRV 070610842 – 4118443 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company : ARAMARK Uniform Services (North Carolina) LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

To change the name of the Company in Article 1 so that, as amended, Article 1 reads as follows:

1. The name of the limited liability company (the “Company”) is:

ARAMARK Uniform Services (Texas) LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 23rd day of May, A.D. 2007.

By:	/s/ Megan C. Timmins
Authorized Person(s)

Name:	Megan C. Timmins
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